CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in the Information Statement/Prospectus constituting part of this Registration Statement on Form S-1 of our report dated October 28, 1996, except for Note 11 as to which the date is December 26, 1996 and the second paragraph of Note 1 as to which the date is July 26, 1997, relating to the consolidated financial statements of Agritope, Inc., which appears in such Information Statement/Prospectus. We also consent to the reference to us under the heading "Experts" in such Information Statement/Prospectus.



/s/ PRICE WATERHOUSE LLP

Portland, Oregon
August 27, 1997